Exhibit 99.1

Antero Midstream Partners LP Reports Fourth Quarter and Year-End 2015 Financial and Operating Results

Denver, Colorado, February 24, 2016—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) today released its fourth quarter and full-year 2015 financial and operating results. The relevant combined consolidated financial statements are included in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2015, which has been filed with the Securities and Exchange Commission (“SEC”).

Highlights for the fourth quarter of 2015:

•                  Adjusted EBITDA of $83 million including contribution from the integrated water business, a 5% increase compared to the prior year quarter

•                  Distributable cash flow of $72 million resulting in DCF coverage of 1.8x

•                  Declared a cash distribution of $0.22 per unit for the fourth quarter of 2015, a 29% increase over the minimum quarterly distribution and a 7% increase sequentially

•                  Low pressure gathering volumes averaged 1,124 MMcf/d, a 52% increase compared to the prior year quarter and an 8% increase sequentially

•                  High pressure gathering volumes averaged 1,195 MMcf/d, a 32% increase compared to the prior year quarter and a 2% decrease sequentially

•                  Compression volumes averaged 478 MMcf/d, a 115% increase compared to the prior year quarter and a 10% increase sequentially

•                  Fresh water delivery volumes averaged 119,671 Bbl/d, a 36% decrease compared to the prior year quarter and a 78% increase sequentially

Recent Developments

Distribution for the Fourth Quarter of 2015

The Board of Directors of Antero Resources Midstream Management LLC, the general partner of the Partnership, declared a cash distribution of $0.22 per unit ($0.88 per unit annualized) for the fourth quarter of 2015. The distribution represents a 29% increase over the minimum quarterly distribution and a 7% increase quarter-over-quarter.  The distribution represents the Partnership’s fourth consecutive quarterly distribution increase since its initial public offering in November 2014. The distribution will be payable on February 29, 2016 to unitholders of record as of February 15, 2016.

2016 Capital Budget and Guidance

On February 17, 2016, Antero Midstream announced a 2016 capital budget of $435 million, which includes $410 million of expansion capital and $25 million of maintenance capital. The capital budget includes $240 million of expansion capital on gathering and compression infrastructure, approximately 90% of which will be invested in the Marcellus Shale and the remaining 10% will be invested in the Utica Shale. The gathering and compression budget will result in 9 miles and 22 miles of additional low pressure and high pressure gathering pipelines, respectively, and 240 MMcf/d of incremental compression capacity in 2016. Antero Midstream also expects to invest $40 million of expansion capital in fresh water delivery infrastructure, approximately 75% of which will be invested in the Marcellus Shale and the remaining 25% will be invested in the Utica Shale. The Partnership expects to construct one fresh water storage impoundment as well as 11 miles and 19 miles of fresh water trunklines and surface pipelines, respectively.  Antero Midstream’s 2016 budget also includes $130 million of construction capital for the advanced wastewater treatment facility (the “Antero Clearwater Facility”), which is expected to be placed into service in late 2017.

Antero Midstream is forecasting adjusted EBITDA of $300 million to $325 million and Distributable Cash Flow (“DCF”) of $250 million to $275 million for 2016.  Additionally, the Partnership is forecasting aggregate distributions attributable to calendar year 2016 that are 28% to 30% higher than the aggregate 2015 distributions of $0.795 per unit, while maintaining an average DCF coverage ratio in excess of Antero Midstream’s targeted ratio of 1.1x to 1.2x on an annual basis.

Fourth Quarter 2015 Financial Results

Antero Midstream’s acquisition of Antero Resources’ integrated water business was accounted for as a transfer of entities under common control.  As a result, the Partnership recast its combined consolidated financial statements to retrospectively reflect the integrated water business as if the assets and liabilities were owned for all past periods presented.  Beginning in the third quarter of 2015, and as a result of the acquisition, Antero Midstream began reporting its results through two business segments, Gathering and Compression and Water Handling and Treatment.  To facilitate year over year comparison and discussion, the fourth quarter 2015 and full year 2015 results discussed below include both the Gathering and Compression and Water Handling and Treatment segment operations.

The term “Adjusted EBITDA” discussed below reflects the Gathering and Compression and Water Handling and Treatment segments on a recast combined basis, while the term “Adjusted EBITDA attributable to the Partnership” reflects contribution from the Water Handling and Treatment segments only during the fourth quarter of 2015 in order to facilitate a comparison to Antero Midstream’s previously provided financial guidance.  For a reconciliation of net income to Adjusted EBITDA and distributable cash flow, please read “Non-GAAP Financial Measures.”

Low pressure gathering volumes for the fourth quarter of 2015 averaged 1,124 MMcf/d, a 52% increase from the fourth quarter of 2014 and an 8% increase sequentially.  High pressure gathering volumes for the fourth quarter of 2015 averaged 1,195 MMcf/d, a 32% increase from the fourth quarter of 2014 and a 2% decrease sequentially.  Compression volumes for the fourth quarter of 2015 averaged 478 MMcf/d, a 115% increase from the fourth quarter of 2014 and a 10% increase sequentially.  Condensate gathering volumes averaged 3,977 Bbl/d during the quarter, a 48% increase from the fourth quarter of 2014 and 39% increase sequentially.  Volumetric throughput growth was driven by production growth from Antero Resources. Fresh water delivery volumes averaged 119,671 Bbl/d during the fourth quarter of 2015, a 36% decrease from the fourth quarter of 2014 and 78% increase sequentially, as Antero began completing 12 Marcellus wells that had been deferred from earlier in the year.

	Three months ended December 31,			Year ended December 31,
	2014	2015	% Change	2014	2015	% Change
Average Daily Throughput:
Low pressure gathering (MMcf/d)	738	1,124	52%	498	1,016	104%
High pressure gathering (MMcf/d)	908	1,195	32%	460	1,186	158%
Compression (MMcf/d)	222	478	115%	104	432	313%
Condensate gathering (Bbl/d)	2,676	3,977	48%	1,701	3,061	80%

Average Daily Volumes:
Fresh water delivery (Bbl/d)	186,221	119,671	(36)%	132,421	96,010	(27)%

For the three months ended December 31, 2015, the Partnership reported revenues of $132 million, comprised of $63 million in revenues from the Gathering and Compression segment and $69 million in revenues from the Water Handling and Treatment segment. Revenues increased 31% compared to the prior year quarter, driven by increased gathering and compression volumes.  Direct operating expenses for the Gathering and Compression and Water Handling and Treatment segments were $6 million and $34 million, respectively, for a total of $40 million in direct operating expenses. Direct operating expenses increased 146% year over year, driven by the continued expansion of the Partnership’s gathering and compression and fresh water delivery assets to support the production growth of Antero Resources.  General and administrative expenses totaled $13 million during the fourth quarter of 2015, including $5 million of non-cash equity-based compensation expense. General and administrative expenses increased $4 million, or 45%, as compared to the fourth quarter of 2014. Total cash and non-cash operating expenses increased by 87% year over year totaling $80 million, including $23 million of depreciation.

Adjusted EBITDA for the fourth quarter of 2015, which includes contribution from the Water Handling and Treatment segment, was $83 million, a 5% increase compared to the prior year quarter due to increased gathering and compression volumes and associated revenue.  Cash interest expense and income tax withholding from the vesting of equity based compensation awards were $3 million and $5 million, respectively. Maintenance capital expenditures during the quarter totaled $3 million and distributable cash flow was $72 million, resulting in a DCF coverage ratio of 1.8x.

2015 Financial Results

Low pressure gathering volumes for 2015 averaged 1,016 MMcf/d, a 104% increase over the prior year, while high pressure gathering volumes averaged 1,186 MMcf/d, a 158% increase over the prior year.  Compression volumes for 2015 averaged 432 MMcf/d, a 313% increase over the prior year.  Condensate gathering volumes averaged 3,061 Bbl/d, an 80% increase over the prior year. Fresh water delivery volumes averaged 96,010 Bbl/d during 2015, a 27% decrease compared to the prior year.

Total revenues for 2015 were $388 million, a 45% increase over the prior year, and were comprised of $231 million in revenues from the Gathering and Compression segment and $157 million in revenues from the Water Handling and Treatment segment. Direct operating expenses for the Gathering and Compression and Water Handling and Treatment segments were $26 million and $53 million, respectively, for a total of $79 million in direct operating expenses. Direct operating expenses increased 62% year over year due to the expansion of the Partnership’s assets and operations. General and administrative expenses totaled $51 million, including $22 million of non-cash equity-based compensation expense, a 69% increase compared to 2014. Total cash and non-cash operating expenses totaled $220 million, including $87 million of depreciation.

Adjusted EBITDA of $280 million for 2015 was 41% higher than the prior year, due to increased throughput and associated revenue. Adjusted EBITDA attributable to the Partnership, which included the contribution from the Water Handling and Treatment segment only during the fourth quarter of 2015 and corresponds to the Partner ship’s previously provided 2015 guidance, was $215 million.  Cash interest paid attributable to the Partnership was $5 million and maintenance capital expenditures totaled $13 million, resulting in distributable cash flow of $192 million.  DCF coverage for 2015 of 1.4x was in excess of the Partnership’s targeted ratio of 1.1x to 1.2x.

	Three months ended		Year ended
	December 31,		December 31,
	2014	2015	2014	2015
Reconciliation of Net Income to Adjusted EBITDA and DCF (Dollars in thousands):
Net income	$55,898	$49,008	$127,875	$159,105
Add:
Interest expense	2,062	2,892	6,183	8,158
Depreciation expense	17,290	23,152	53,029	86,670
Contingent acquisition consideration accretion	—	3,333	—	3,333
Equity-based compensation	4,226	4,810	11,618	22,470
Adjusted EBITDA	$79,476	$83,195	$198,705	$279,736

Less:
Pre-water acquisition net income attributed to parent	(22,234)	—	(22,234)	(40,193)
Pre-water acquisition depreciation expense attributed to parent	(3,086)	—	(3,086)	(18,767)
Pre-water acquisition equity-based compensation expense attributed to parent	(654)	—	(654)	(3,445)
Pre-water acquisition interest expense attributed to parent	(359)	—	(359)	(2,326)
Pre-IPO EBITDA(1)	(36,464)	—	(155,693)	—
Adjusted EBITDA attributable to the Partnership	$16,679	$83,195	$16,679	$215,005
Less:
Cash interest paid - attributable to Partnership	(331)	(2,934)	(331)	(5,149)
Income tax withholding upon vesting of Antero Midstream LP equity-based compensation awards	—	(4,806)	—	(4,806)
Maintenance capital expenditures	(1,157)	(3,096)	(1,157)	(13,097)
Distributable cash flow	$15,191	$72,359	$15,191	$191,953

Total distributions declared	$14,322	$39,725	$14,322	$132,651

DCF coverage ratio	1.06x	1.82x	1.06x	1.45x

(1)         Represents EBITDA generated during 2014 prior to the initial public offering on November 10, 2014.

Balance Sheet and Liquidity

As of December 31, 2015, Antero Midstream had $7 million of cash on its balance sheet and $620 million drawn on its credit facility, resulting in $887 billion in available liquidity.  Antero Midstream expects to fund all 2016 capital expenditures with internally generated operating cash flow and available borrowing capacity under Antero Midstream’s $1.5 billion bank credit facility.

2015 Capital Spending

Capital expenditures were $445 million in 2015 as compared to $798 million in 2014.  Including $40 million paid by Antero Resources in connection with payables related to capital expenditures associated with assets contributed to Antero Midstream prior to the Partnership IPO, gathering and compression infrastructure capital expenditures were $360 million. Additionally, $60 million was invested in fresh water delivery infrastructure, including $53 million invested during the nine months ended September 30, 2015 from the impact of the recast combined consolidated financial statements. The $445 million of capital invested also includes $69 million related to the ongoing construction of Antero Clearwater Facility.

During 2015, Antero Midstream added 325 MMcf/d of compression capacity in the Marcellus Shale and 120 MMcf/d in the Utica Shale.  Additionally, the Partnership placed into service 25 miles of low pressure pipeline, 15 miles of high pressure pipeline and three miles of condensate pipeline.  The below table summarizes the Partnership’s cumulative miles of pipeline and compression capacity at year-end 2014 and 2015:

			Gathering and Compression System
	Low Pressure Pipeline (miles)		High Pressure Pipeline (miles)		Condensate Pipeline (miles)		Compression Capacity (MMcf/d)
	As of December 31,
	2014	2015	2014	2015	2014	2015	2014	2015
Marcellus	91	106	62	76	—	—	375	700
Utica	45	55	35	36	16	19	—	120
Total	136	161	97	112	16	19	375	820

During 2015, Antero Midstream added 48 miles of buried and surface fresh water pipelines in the Marcellus and Utica Shale combined. Additionally, the Partnership built 5 fresh water storage impoundments.  The below table summarizes the Partnership’s cumulative miles of pipeline, wells serviced by water distribution and fresh water storage impoundments at year-end 2014 and 2015.

			Water Handling System
	Buried Fresh Water Pipeline (miles)		Surface Fresh Water Pipeline (miles)		Wells Serviced by Water Distribution		Fresh Water Impoundments
	As of December 31,
	2014	2015	2014	2015	2014	2015	2014	2015
Marcellus	103	104	53	80	151	62	22	22
Utica	49	49	6	26	41	62	8	13
Total	152	153	59	106	192	124	30	35

Conference Call

Antero Midstream will hold a call on Thursday, February 25, 2016 at 10:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results.  To participate in the call, dial in at 888-347-8204 (U.S.), 855-669-9657 (Canada), or 412-902-4229 (International) and reference “Antero Midstream”.  A telephone replay of the call will be available until Friday, March 4, 2016 at 10:00 am MT at 877-870-5176 (U.S.) or 858-384-5517 (International) using the passcode 10078389.

To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream’s website at www.anteromidstream.com.  The webcast will be archived for replay on the Partnership’s website until Friday, March 4, 2016 at 10:00 am MT.

Presentation

An updated presentation will be posted to the partnership’s website before the February 25, 2016 conference call. The presentation can be found at www.anteromidstream.com on the homepage.  Information on the Partnership’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

As used in this news release, adjusted EBITDA means net income plus interest expense, depreciation and amortization expense, income tax expense (if applicable), and non-cash stock compensation expense.  As used in this news release, distributable cash flow means adjusted EBITDA less cash interest expense, income tax withholding payments upon vesting of equity-based compensation awards and maintenance capital expenditures.  Distributable cash flow should not be viewed as indicative of the actual amount of cash that the Partnership has available for distributions from operating surplus or that the Partnership plans to distribute. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

•        the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;

•        the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to the Partnership’s unitholders;

•        the Partnership’s ability to incur and service debt and fund capital expenditures; and

•        the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, the partnership’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility.

The partnership does not provide financial guidance for projected net income or changes in working capital, and, therefore, is unable to provide a reconciliation of its adjusted EBITDA and distributable cash flow guidance to net income, operating income, or net cash flow provided by operating activities, the most comparable financial measures calculated in accordance with GAAP.

	Three months ended December 31,		Year ended December 31,
	2014	2015	2014	2015
Reconciliation of Adjusted EBITDA to Cash Provided by Operating Activities (Dollars in thousands):
Adjusted EBITDA	$79,476	$83,195	$198,705	$279,736
Add:
Amortization of deferred financing costs	135	370	135	1,144

Less:
Interest expense	(2,062)	(2,892)	(6,183)	(8,158)
Changes in operating assets and liabilities	(10,612)	(20,554)	(23,224)	(13,044)
Net cash provided by operating activities	$66,937	$60,119	$169,433	$259,678

Antero Midstream Partners LP is a limited partnership that owns, operates and develops midstream gathering and compression assets located in West Virginia, Ohio and Pennsylvania, as well as integrated water assets that primarily service Antero Resources’ properties located in West Virginia and Ohio.

This release includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s control.  All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release.  Although the Partnership believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this release is intended to constitute guidance with respect to Antero Resources.

The Partnership cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the gathering and compression and water handling and treatment business. These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute the Partnership’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2015.

For more information, contact Michael Kennedy — CFO of Antero Midstream at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO MIDSTREAM PARTNERS LP

Combined Consolidated Balance Sheets

December 31, 2014 and 2015

(In thousands, except unit counts)

	2014	2015
Assets
Current assets:
Cash and cash equivalents	$230,192	$6,883
Accounts receivable—Antero	31,563	65,712
Accounts receivable—third party	5,574	2,707
Prepaid expenses	518	—
Total current assets	267,847	75,302
Property and equipment:
Gathering and compressions systems	1,180,707	1,485,835
Water handling and treatment systems	421,012	565,616
Less accumulated depreciation	(70,124)	(157,625)
Property and equipment, net	1,531,595	1,893,826
Other assets, net	17,168	10,904
Total assets	$1,816,610	$1,980,032
Liabilities and Partners’ capital
Current liabilities:
Accounts payable	$13,021	$10,941
Accounts payable—Antero	1,380	2,138
Accrued capital expenditures	49,974	50,022
Accrued ad valorem tax	5,862	7,195
Accrued liabilities	9,254	28,168
Other current liabilities	357	150
Total current liabilities	79,848	98,614
Long-term liabilities
Long-term debt	115,000	620,000
Contingent acquisition consideration	—	178,049
Other	859	624
Total liabilities	195,707	897,287

Partners’ capital:
Common unitholders - public (59,286,451 units issued and outstanding)	1,090,037	1,351,317
Common unitholder - Antero (40,929,378 units issued and outstanding)	71,665	30,186
Subordinated unitholder - Antero (75,940,957 units issued and outstanding)	180,757	(299,727)
General partner	—	969
Total partners’ capital	1,342,459	1,082,745
Parent net investment	278,444	—
Total capital	1,620,903	1,082,745
Total liabilities and partners’ capital	$1,816,610	$1,980,032

ANTERO MIDSTREAM PARTNERS LP

Combined Consolidated Results of Operations

December 31, 2014 and 2015

($ in thousands, except average realized fees)

	Year ended December 31,		Amount of	Percentage
	2014	2015	Increase	Change

Revenue:
Revenue - Antero	$258,029	$386,164	$128,135	50%
Revenue - third-party	8,245	1,160	(7,085)	(86)%
Total revenue	266,274	387,324	121,050	45%
Operating expenses:
Direct operating	48,821	78,852	30,031	62%
General and administrative (before equity-based compensation)	18,748	28,736	9,988	53%
Equity-based compensation	11,618	22,470	10,852	93%
Depreciation	53,029	86,670	33,641	63%
Contingent acquisition consideration accretion	—	3,333	3,333	*
Total operating expenses	132,216	220,061	87,845	66%
Operating income	134,058	167,263	33,205	25%
Interest expense	6,183	8,158	1,975	32%
Net income	$127,875	$159,105	$31,230	24%
Adjusted EBITDA	$198,705	$279,736	$81,031	41%
Operating Data:
Gathering—low pressure (MMcf)	181,727	370,830	189,103	104%
Gathering—high pressure (MMcf)	167,935	432,861	264,926	158%
Compression (MMcf)	38,104	157,515	119,411	313%
Condensate gathering (MBbl)	621	1,117	496	80%
Fresh water distribution (MBbl)	48,333	35,044	(13,289)	(27)%
Wells serviced by water distribution	192	124	(68)	(35)%
Gathering—low pressure (MMcf/d)	498	1,016	518	104%
Gathering—high pressure (MMcf/d)	460	1,186	726	158%
Compression (MMcf/d)	104	432	328	313%
Condensate gathering (MBbl/d)	2	3	1	80%
Fresh water distribution (MBbl/d)	132	96	(36)	(27)%
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.31	$0.31	$0.00	2%
Average gathering—high pressure fee ($/Mcf)	$0.18	$0.19	$0.01	2%
Average compression fee ($/Mcf)	$0.18	$0.19	$0.01	2%
Average gathering—condensate fee ($/Bbl)	$4.08	$4.16	$0.08	2%
Average fresh water distribution fee—Antero ($/Bbl)	$3.56	$3.64	$0.08	2%
Average fresh water distribution fee—third party ($/Bbl)	$3.00	$4.75	$1.75	58%

* Not meaningful or applicable.

ANTERO MIDSTREAM PARTNERS LP

Combined Consolidated Results of Operations

December 31, 2014 and 2015

($ in thousands, except average realized fees)

	Three Months Ended		Amount of
	December 31,		Increase	Percentage
	2014	2015	(Decrease)	Change

Revenue:
Revenue - Antero	$95,144	$131,348	$36,204	38%
Revenue - third-party	5,574	345	(5,229)	(94)%
Total revenue	100,718	131,693	30,975	31%
Operating expenses:
Direct operating	16,289	40,021	23,732	146%
General and administrative (before equity-based compensation)	4,953	8,476	3,523	71%
Equity-based compensation	4,226	4,810	584	14%
Depreciation	17,290	23,152	5,863	34%
Contingent acquisition consideration accretion	—	3,333	3,333	*
Total operating expenses	42,758	79,793	37,035	87%
Operating income	57,960	51,900	(6,060)	(10)%
Interest expense	2,062	2,892	830	40%
Net income	$55,898	$49,008	$(6,890)	(12)%
Adjusted EBITDA	$79,476	$83,195	$3,719	5%
Operating Data:
Gathering—low pressure (MMcf)	67,899	103,388	35,489	52%
Gathering—high pressure (MMcf)	83,534	109,931	26,397	32%
Compression (MMcf)	20,394	43,932	23,538	115%
Condensate gathering (MBbl)	246	366	119	48%
Fresh water distribution (MBbl)	17,132	11,011	(6,121)	(36)%
Wells serviced by water distribution	55	39	(16)	(29)%
Gathering—low pressure (MMcf/d)	738	1,124	386	52%
Gathering—high pressure (MMcf/d)	908	1,195	287	32%
Compression (MMcf/d)	222	478	256	115%
Condensate gathering (MBbl/d)	3	4	1	48%
Fresh water distribution (MBbl/d)	186	120	(66)	(36)%
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.31	$0.31	$0.00	2%
Average gathering—high pressure fee ($/Mcf)	$0.18	$0.19	$0.01	2%
Average compression fee ($/Mcf)	$0.18	$0.19	$0.01	2%
Average gathering—condensate fee ($/Bbl)	$4.08	$4.16	$0.08	2%
Average fresh water distribution fee—Antero ($/Bbl)	$3.56	$3.66	$0.10	3%
Average fresh water distribution fee—third party ($/Bbl)	$3.00	$—	$(3.00)	(100)%

* Not meaningful or applicable.

ANTERO MIDSTREAM PARTNERS LP

Combined Consolidated Results of Operations

December 31, 2014 and 2015

(In thousands)

	Gathering and	Water	Consolidated
	Compression	Handling	Total
Year Ended December 31, 2014
Revenues:
Revenue - Antero	$95,746	$162,283	$258,029
Revenue - third-party	—	8,245	8,245
Total revenues	95,746	170,528	266,274

Operating expenses:
Direct operating	15,470	33,351	48,821
General and administrative (before equity-based compensation)	13,416	5,332	18,748
Equity-based compensation	8,619	2,999	11,618
Depreciation	36,789	16,240	53,029
Total expenses	74,294	57,922	132,216

Operating income	$21,452	$112,606	$134,058

Capital expenditures	$553,582	$200,116	$753,698

Year Ended December 31, 2015
Revenues:
Revenue - Antero	$230,210	$155,954	$386,164
Revenue - third-party	382	778	1,160
Total revenues	230,592	156,732	387,324

Operating expenses:
Direct operating	25,783	53,069	78,852
General and administrative (before equity-based compensation)	22,608	6,128	28,736
Equity-based compensation	17,840	4,630	22,470
Depreciation	60,838	25,832	86,670
Contingent acquisition consideration accretion	—	3,333	3,333
Total expenses	127,069	92,992	220,061

Operating income	$103,523	$63,740	$167,263

Capital expenditures	$320,002	$132,633	$452,635

ANTERO MIDSTREAM PARTNERS LP

Consolidated Statements of Cash Flows

Years Ended December 31, 2013, 2014 and 2015

(In thousands)

	2013	2014	2015
Cash flows provided by operating activities:
Net income	$2,015	$127,875	$159,105
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	14,119	53,029	86,670
Accretion of contingent acquisition consideration	—	—	3,333
Equity-based compensation	24,349	11,618	22,470
Amortization of deferred financing costs	—	135	1,144
Changes in assets and liabilities:
Accounts receivable—Antero	(6,267)	(29,988)	(35,148)
Accounts receivable—third party	—	(5,574)	2,867
Prepaid expenses	—	(518)	518
Accounts payable	—	863	2,803
Accounts payable—Antero	—	1,059	475
Accrued ad valorem tax	1,948	3,868	1,333
Accrued liabilities	2,081	7,066	14,108
Net cash provided by operating activities	38,245	169,433	259,678
Cash flows used in investing activities:
Additions to gathering and compression systems	(389,340)	(553,582)	(320,002)
Additions to Water handling and treatment systems	(200,256)	(200,116)	(132,633)
Amounts paid to Antero for property and equipment	—	(40,277)	—
Change in other assets	(8,581)	(3,530)	7,180
Net cash used in investing activities	(598,177)	(797,505)	(445,455)
Cash flows provided by (used in) financing activities:
Deemed contribution from (distribution to) Antero, net	560,800	(5,375)	(52,669)
Distributions to unitholders	—	—	(107,248)
Net proceeds from initial public offering	—	1,087,224	—
Borrowings on bank credit facilities, net	—	115,000	505,000
Distribution to Antero	—	(332,500)	(620,997)
Proceeds from private placement of common units, net	—	—	240,703
Payments of deferred financing costs	—	(4,871)	(2,059)
Other	(868)	(1,214)	(262)
Net cash provided by (used in) financing activities	559,932	858,264	(37,532)
Net increase (decrease) in cash and cash equivalents	—	230,192	(223,309)
Cash and cash equivalents, beginning of period	—	—	230,192
Cash and cash equivalents, end of period	$—	$230,192	$6,883
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$164	$5,864	$7,765
Supplemental disclosure of noncash investing activities:
Increase in accrued capital expenditures and accounts payable for property and equipment	$29,852	$37,596	$4,552